EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement Nos. 333-30055, 333-106438, 333-35352, and 333-88780 on Form S-8, Registration Statement Nos. 333-58273, 333-134221, 333-151779, 333-165740, 333-170351 and 333-194305 on Form S-8, and Registration Statement No. 333-203936 on Form S-3 of our reports dated February 24, 2016, with respect to the consolidated financial statements of SM Energy Company and subsidiaries, and the effectiveness of internal control over financial reporting of SM Energy Company and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ ERNST & YOUNG LLP

Denver, Colorado
February 24, 2016